Freeport-McMoRan Copper & Gold Inc.

Announces Insurance Settlement

NEW ORLEANS, LA, December 21, 2004 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reached agreement with its insurers to settle its insurance claim related to the fourth quarter 2003 slippage events at PT Freeport Indonesia’s Grasberg mine for a total of $125 million.  PT Freeport Indonesia’s joint venture share of proceeds is expected to approximate $95 million.  PT Freeport Indonesia received $20 million in proceeds during the third quarter 2004 and expects to receive the balance of the funds over the next 30 days.  As a result of the settlement FCX expects to record a gain, net of taxes and minority interests, in its fourth quarter 2004 net income of approximately $48 million.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

Cautionary Statement: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

# # #